Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

DIAMOND BLUE DRILLING CO.

FIRST. The name of the Corporation is Diamond Blue Drilling Co.

SECOND. The address of its registered office in the State of Oklahoma is One Benham Place, 9200 N. Broadway, Suite 600, Oklahoma City, Oklahoma County, Oklahoma 73013. The name of its registered agent at such address is Ken L. Kenworthy, Jr.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Oklahoma General Corporation Act.

FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is Fifty Thousand (50,000) shares of Common Stock of the par value of One and no/100 Dollars ($1.00) per share.

FIFTH. The Corporation, acting through its Board of Directors, may create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes, such rights or options to be evidenced by or in such instrument or instruments as shall be approved by the Board of Directors. The terms upon which, including the time or times, which may be limited or unlimited in duration, at or within which, and the price or prices at which any such shares may be purchased from the Corporation upon the exercise of any such right or option, shall be such as shall be stated in a resolution adopted by the Board of Directors providing for the creation and issue of such rights or options, and, in every case, shall be set forth or incorporated by reference in the instrument or instruments evidencing such rights or options. Without limiting the generality of the foregoing, the authority to adopt and maintain a shareholders’ rights plan, and to establish the terms and conditions thereof, including the terms and circumstances under which the rights are to be redeemed, shall be reserved exclusively to the Board of Directors of the Corporation.

SIXTH. Election of directors need not be by written ballot unless the bylaws so provide.

SEVENTH. (1) To the fullest extent that the Oklahoma General Corporation Act, as it exists on the original date of filing of this Certificate of Incorporation with the Oklahoma Secretary of State (“Effective Date”), permits the limitation or elimination of the liability of directors, no director of this Corporation shall be liable to this Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to the time of such amendment or repeal.

(2) If the Oklahoma General Corporation Act is amended after the Effective Date to further limit or eliminate liability of this Corporation’s directors for breach of fiduciary duty, then a director of this Corporation shall not be liable for any such breach to the fullest extent permitted by the Oklahoma General Corporation Act as so amended. If the Oklahoma

General Corporation Act is amended after the Effective Date to increase or expand liability of directors of this Corporation for breach of fiduciary duty, no such amendment shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to the time of such amendment or otherwise adversely affect any right or protection of a director of this Corporation existing at the time of such amendment.

EIGHTH. (1) The Corporation shall indemnify, and may advance litigation expenses to, its officers and directors to the fullest extent permitted by the Oklahoma General Corporation Act, as the same exists or may hereafter be amended, and all other laws of the State of Oklahoma.

(2) The Corporation may indemnify, and may advance litigation expenses to, employees and agents of the Corporation, and persons serving at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or enterprise, to the fullest extent permitted by the Oklahoma General Corporation Act, as the same exists or may hereafter be amended, and all other laws of the State of Oklahoma.

(3) No amendment to or repeal of this Article EIGHTH shall apply to or have any effect on the right of a person entitled to indemnification hereunder to receive such indemnification or on the ability of the Corporation to provide indemnification to any person to which indemnification is permitted hereunder for or with respect to any acts or omissions of any such person occurring prior to the time of such amendment or repeal.

(4) By action of the Board of Directors, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or would be required to indemnify him against such liability under the provisions of this Article EIGHTH or of the Oklahoma General Corporation Act.

(5) Any right to indemnification conferred in this Article EIGHTH shall be a contract right and shall not be exclusive of any other right which any person may have or hereafter acquire under the Corporation’s Certificate of Incorporation, bylaws, or any statute, bylaw, agreement, resolution of shareholders or directors or otherwise.

NINTH. Except upon the affirmative vote of shareholders holding all the issued and outstanding shares of Common Stock, no amendment to this Certificate of Incorporation may be adopted by the Corporation which would impose personal liability for the debts of the Corporation on the shareholders of the Corporation or which would amend, alter, repeal or adopt any provision inconsistent with this Article NINTH.

TENTH. Subject to the limitations set forth in this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this

Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

ELEVENTH. The name and mailing address of the incorporator is:

      Michael M. Stewart

      20 North Broadway, Suite 1800

      Oklahoma City, OK 73102

Executed this 5th day of December, 2005.

/s/ Michael M. Stewart
MICHAEL M. STEWART, INCORPORATOR

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